Exhibit 3.86

State of Delaware Secretary of State Division of Corporations Delivered 05:52 PM 05/14/2007 FILED 05:52 PM 05/14/2007 SRV 070561850 - 4352038 FILE

CERTIFICATE OF INCORPORATION

OF

CRC WEIGHT MANAGEMENT, INC.

FIRST: The name of the corporation shall be:

CRC WEIGHT MANAGEMENT, INC.

SECOND: The address of the corporation’s registered office in the State of Delaware is to be located at 160 Greentree Dr., Suite 101, in the City of Dover, 19904 County of Kent, and its registered agent at such address is National Registered Agents, Inc.

THIRD: The purpose or purposes of the corporation shall be:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which this corporation is authorized to issue is:

Three thousand (3000) shares without par value.

FIFTH: The name and address of the incorporator is as follows:

Nathaniel Weiner

CRC Health Group, Inc.

20400 Stevens Creek Blvd., Suite 600

Cupertino, CA 95014

SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws.

SEVENTH: No director shall be personally liable to the corporation or its Stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this 14th day of May 2007.

/s/ Nathaniel Weiner

Nathaniel Weiner
Incorporator